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                                                               Exhibit 10.2.12.1

                   [Letterhead of Ask Jeeves Internet Limited]

27th October 2003

Mr. A Cox
[address]

Dear Adrian,

This letter sets out your terms of employment with Ask Jeeves Internet Limited (the Company) which shall take effect on the date of your signature of this agreement. It also constitutes the statement of terms and conditions of your employment required to be given to you by law.

AGREED TERMS

1.        ROLE

1.1 Your position will be CEO of the Company reporting to the President of Ask Jeeves Inc or such other senior executive as he may appoint from time to time ("your manager"). Your place of work is London. However you may from time to time be required to work elsewhere within the UK and Eire as the Company may reasonably require.

1.2 Your employment will be on a full-time basis, and not be employed or engaged or interested in any other company while employed save that it is acceptable to have shares in any quoted company not exceeding 3% of such company ("a minor shareholding"). You will be required to work
          37.5 hours per week and such additional hours that may reasonably be required for the proper performance of your duties, without additional remuneration.

1.3 In addition to your responsibilities as CEO you may be required to carry out additional tasks at the request of Ask Jeeves Inc ("AJlnc").

1.4 Your employment commenced on 4 March 2000. No previous employment counts towards your period of continuous employment with the Company.

1.5 You are entitled to receive twelve months' written notice of termination. You are obliged to give six months written notice of termination. In cases of gross misconduct or other fundamental breach of contract by you, your employment may be terminated summarily without notice or pay in lieu.

2.        COMPENSATION

2.1 You shall be paid a salary at the rate of L175,000 per annum, payable monthly in arrears. Monthly salaries are paid normally on or before the last day of the month by direct bank transfer. Reviews will be merit related and on an annual basis from the start date. There is no contractual right to a salary review, or, where there is a review, for the salary to be increased.


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2.2       You will be entitled to be considered for the grant of share options in AJlnc at the discretion of AJInc subject to the rules of the share option scheme from time to time in force. Details will be made available upon allocation.

2.3 In addition to your basic salary you will take part in a bonus programme. Your bonus is discretionary and is dependant on both Company performance and personal objectives and will allow you to earn up to a further 40% of the basic salary referred to at clause 2.1 above, with the possibility of a further 40% of basic salary being payable in certain circumstances. The basis of the bonus payment criteria will be 50% AJUK, 25% AJlnc and 25% personal. Details of your bonus scheme and the measurement/performance criteria will be agreed with your manager in writing. The payment of a bonus in any Quarter or year shall give no entitlement, whether express or implied, to the payment of a bonus in any subsequent Quarter or year. No bonus will be payable if, at the bonus payment date, you are no longer employed by the Company or if the Company has placed you on garden leave pursuant to clause 8 below. You are not entitled to any payment in respect of bonus in any pay in lieu of notice. However you will be eligible for consideration of a pro-rated payment for the period of the bonus period actually worked by you unless you shall be dismissed by the Company for a material breach of contract.

2.4 The Company will provide private health care for you, your spouse and dependents additionally you will be provided with a death in service benefit of four times salary and critical illness cover of two times salary, in all cases subject to the rules of the relevant schemes and the insurance cover obtained by the Company from time to time. The death in service element will have a top up element within an unapproved scheme. The provision by the Company of private medical cover or critical illness benefits shall not affect the Company's ability to terminate your employment.

2.5 The Company shall pay you sick pay at the rate of your normal salary and benefits for the first three months of any sick leave period and at half such rate for the next three months in any 12 month period. Thereafter you shall not be entitled to any further payment save as may be payable under the Company's critical illness scheme.

3.        DEDUCTION FROM WAGES

          You hereby consent to the deduction from any sum otherwise payable to you by reason of your employment with the Company (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may bona fide have against you, including but not limited to:

          (a)       overpayment of wages;

          (b) overpayment in respect of expenses incurred by you in carrying out your duties;

          (c) travel loans which the Company may from time to time make to you;

          (d) advances on wages which the Company may from time to time make to you; or


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          (e)       upon termination of employment, payment in respect of any
                    holiday taken in excess of accrued entitlement as at the date of termination of employment.

4.        HOLIDAYS

          You will be entitled to 25 days holiday days per calendar year, to be taken at times agreed in advance by your Manager in addition to public holidays. Holidays may not be carried forward from one holiday year, which runs from January to December, to the next without prior written approval of your manager and holidays not taken will not be paid in lieu, other than upon termination of employment.

5.        PENSION

          During each year of your employment, the Company will pay a total of 12% of your basic salary (subject to the maximum tax free amount permitted by the Inland Revenue from time to time) payable pursuant to clause 2.1 above, in twelve equal monthly instalments and in arrears on the last working day of each month into an Inland Revenue approved pension scheme nominated by you.

6.        TERMINATION

6.1 The Company, if it decides to terminate your employment, will give twelve months notice or will pay you in lieu of notice in the agreed sum of L175,000 (or your annual basic salary, if higher) representing twelve months pay in lieu of notice, or pro rata where the Company gives less than twelve months notice and pays the balance in lieu, subject to and conditional upon you not bringing any legal proceedings concerning any contractual and statutory claims against the Company and the Group (other than in respect of accrued pension rights or personal injury claims). Should you bring any such proceedings then you hereby agree that the payment shall be repayable forthwith. There is no duty to mitigate on the employee. The Company shall also have the right to pay you in lieu of notice in the event that you give notice to terminate your employment.

6.2 The Company may, following six months' consecutive illness or 130 working days' illness in any period of 12 months, terminate your employment, in which event the Company shall pay three months basic pay as compensation for loss of employment. The notice provisions under 6.1 shall not apply in these circumstances.

6.3 The Company shall have the right to terminate your employment forthwith by summary notice (and without any payment in lieu of notice) if you:

          (a) are guilty of gross misconduct, negligence or default in the discharge of your duties or commit any serious breach or any repeated or continued (after warning) material breach of any of your obligations hereunder; or

          (b) are guilty of conduct tending to bring yourself or the Company into disrepute; or


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          (c)       are convicted of any criminal offence resulting in a term of imprisonment or involving dishonesty or serious misconduct whether in the performance of your duties or otherwise which in the opinion of the Company renders you unfit to continue as an employee of the Company or which could be likely to adversely prejudice the reputation or interests of the Company;

          (d) breach any of the provisions of the Company's Human Resources Guide and in particular your attention is drawn to the Company's policies regarding e-mail use and sexual harassment;

          (e)       are disqualified as a director in relation to any company;

          (f) are guilty of any breach of the requirements of the regulatory authorities in England and Wales, Eire or the United States of America or any other country.

6.4 If the Company has reason to suspect that one or more of the events set out above has or have occurred the Company may suspend you on such terms as the Company considers fit pending further investigations.

7.        CONSEQUENCES of TERMINATION

          Upon the termination of your employment for any reason, you will:

          (a) resign from all offices held by you in the Company and sign all documentation appropriate to effect such resignations; and

          (b) give back to the Company all property (including for example, records or other papers) or other items which relate in any way to the business or affairs of the company.

          In the event of your failure to resign and/or signature of documentation do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to execute any documents and to do all things requisite to give effect to such resignations.

8.        GARDEN LEAVE

          If written notice is given by you or by the Company to you to terminate your employment, the Company may notwithstanding any of the terms of this agreement and for a period not exceeding six months during your notice period:

          (a) require you to continue to perform such duties as the Company may direct;

          (b) require you to perform no duties and exclude you from any premises of the Company;

          (c) resign in accordance from all offices and appointments you hold in the Company;


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          (d)       deliver up to the Company all property belonging to the
                    Company;

          (e) announce to employees, suppliers, and customers that you have been given notice of termination or have resigned (as the case may be); or

          (f) instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company until your employment has terminated and in each case the Company will continue to pay you salary and provide all other benefits arising under this Agreement during the period of notice. During this period of you agree that you will continue to owe to the Company the implied duties of good faith, loyalty and fidelity and that you will not, without the prior written consent of the Company, directly or indirectly, whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant or otherwise, perform any duties for or provide any services to any other person, firm or Company, whether paid or unpaid.

9.        WORKING TIME REGULATIONS 1998

          48 Hour Waiver/Opt Out

          To provide for flexibility you are able to agree to work more than an average of 48 hours per week. Due to the nature of the work you do, it is the Company's view that you may be required to work more than an average of 48 hours per week in each 7 day period averaged over the duration of this contract or agreed reference period. In signing this contract you are giving your consent to agree to this waiver of the 48 hour average maximum.

          You have an absolute right to withdraw this consent at any time by giving 12 weeks written notice to the Company.

          Details of the Working Time Regulations 1998 can be found in the Human Resources Guide, and if you would like to see a copy of the Working Time Regulations 1998, document no. 1833, a copy is available from the Human Resources Department.

10.       INTELLECTUAL PROPERTY RIGHTS

10.1 For the purposes of this clause, the following terms shall have the following meanings:

          "INTELLECTUAL PROPERTY RIGHTS" means patents, trade marks, service marks, registered designs, in each case whether registered or unregistered including any applications for any of the foregoing, trade and business names, copyright, goodwill, rights in designs, databases, inventions, confidential information, know-how, rights under licences, consents, orders, statute or otherwise howsoever in relation to any such rights and rights of the same or similar effect or nature arising or subsisting in any part of the world.


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          "WORK" means anything created by you in the course of your employment
          (whether or not during working hours), solely or in connection with others, including, without limitation, any invention, design, development, method of manufacture or discovery.

10.2 You agree and acknowledge that because of the nature of your duties and responsibilities arising from your employment, you are under a special obligation to further the interests of the business of the Company. Consequently, all Intellectual Property Rights in any and all Works shall belong to the Company.

10.3 You assign to the Company with full title guarantee (by way of present assignment of future rights) all Intellectual Property rights in any and all Works throughout the world for the full term of protection of those Intellectual Property Rights together with all extensions, revisions, reversions, revivals and renewals and all rights of action related to such Intellectual Property Rights in the Works including the right to institute and maintain proceedings and the right to sue for past infringements of the Intellectual Property Rights in any and all Works. You agree to disclose promptly in writing to the Company all details of any such Intellectual Property Rights.

10.4 You waive irrevocably and unconditionally, on behalf of yourself, your successors in title and your personal representatives, any and all moral rights in any and all Works which exist in any part of the world (including, without limitation, any rights conferred on you by Section 77-85 of the Copyright Designs and Patents Act 1988).

10.5 Notwithstanding the provisions of Clause 10.4, you agree, at the Company's request, to exercise during your employment by the Company, or at any time after the termination of your employment, any moral rights in any and all Works that you have or may have (pursuant to Sections 77-85 of the Copyright Designs and Patents Act 1988 or otherwise) against any third party in such manner as the Company shall reasonably request and in accordance with the Company' directions, and you agree not to exercise such moral rights other than in accordance with this paragraph.

10.6 You agree you will execute such deeds and documents and do such other acts and things as may be necessary or desirable in the opinion of the Company to substantiate, protect and/or maintain the Intellectual Property Rights in any and all Works including, without limitation, in order to give effect to the terms of this Agreement and to vest the Intellectual Property Rights in any and all Works in the Company. You acknowledge that, except as provided for by law, no further remuneration or compensation other than that provided for under your contract of employment is or may become due to you in respect of the performance of your obligations under this agreement. The assignment of any and all Intellectual Property Rights in any and all Works contained in Clause 10.3 shall not be affected by reason of the termination of your contract of employment:

10.7 Decisions as to the substantiation, protection and/or maintenance of any Intellectual Property Rights in any and all Works shall be at the sole discretion (without obligation) of the Company and you agree that you shall have no claim or other right of action


                                      -6-
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          against the Company should it decide not to substantiate, protect or maintain any of such Intellectual Property Rights in any of the Works.

10.8 You appoint the Company to be your attorney in your name and on your behalf to execute, sign and do all such deeds, instruments or things and generally to use your name for the purposes of giving to the Company or its nominees the full benefits of rights conferred under this Clause.

10.9 You agree to offer to the Company on arms length terms to be agreed with the Company and to give the Company a reasonable opportunity to acquire any and all Intellectual Property rights in any and all Works which do not vest in the Company pursuant to this Agreement and, in the absence of agreement, such terms shall be determined by an arbitrator appointed by agreement between the Company and you (or in the absence of agreement by the auditors of the Company) whose costs shall become equally by you and the Company.

10.10     You warrant, represent and agree that:

10.10.1 The Intellectual Property Rights in any and all Works are or will be original have not been copied, wholly or substantially, and do not and shall not violate or infringe any Intellectual Property Rights belonging to any person;

10.10.2 You are free and entitled to assign to the Company the Intellectual Property Rights in any and all Works and that you are not under any disability, restriction or prohibition which would or might prevent you from performing or observing any of your obligations under this Clause; and

10.10.3 you have not entered into and shall not enter into any arrangement which conflicts or may conflict with this Clause and have not assigned, granted or licensed to any third party or charged or encumbered in any way any rights in the Intellectual Property Rights in any and all Works and are the sole absolute unencumbered legal and beneficial owner of the Intellectual Property Rights in any and all Works and you are and shall be the sole author and creator of the Intellectual Property Rights in any and all Works.

10.11 You hereby indemnify the Company and undertake to keep the Company at all times fully and completely indemnified of, from and against all or any actions, proceedings, claims, demands, costs (including without prejudice to the generality of this provision legal costs of the Company on a full indemnity basis) expenses liability loss, awards and damages of any kind howsoever arising which the Company may directly or indirectly incur or suffer as a result of or which arise directly or indirectly out of any breach or non-performance by you of any of your undertakings, warranties, representations or obligations contained in this Clause or implied by law or otherwise.

11.       INFORMATION POLICY

11.1 It is the Company's policy to only collect and retain information that is necessary for the Group to conduct its business, to respect the privacy of individuals and to ensure


                                      -7-
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          that any data held is secure, giving access only to those who have a lawful right to access.

11.2 You undertake to notify the Company's nominated Network Manager should you wish to store on a computer system, any information about individuals, which you obtain during your employment or engagement with the Company. This applies to any data stored on either your office PC or your own personal workstation at home.

11.3 It is your responsibility to ensure that this obligation is observed by all persons reporting directly to you.

12.       COMPUTER & SOFTWARE PIRACY

12.1 It is illegal to make copies of any copyrighted software unless licensed to do so and is also prohibited by the Company. As such, if you knowingly make a copy of such software you shall be in breach of your contractual obligations and thus subject to the Company Disciplinary Procedure. It should also be noted that under UK copyright law, anyone involved in the illegal reproduction of software can be subject to civil damages and penalties including fines and imprisonment.

12.2 Due to the inherent risk of software viruses, personal software may not be run on Company hardware without the express permission of the IT department.

13.       CONFIDENTIALITY

13.1 COMPANY INFORMATION. You agree at all times during the term of your employment relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which you obtain or create. You further agree not to make copies of such Confidential Information of the Company which you obtain or create. You further agree not to make copies of such Confidential Information except as authorized by the Company. You understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know--how, including, but not limited to, information about or relating to research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers. of the Company with whom you have dealt or with or whom you became acquainted during your employment with the Company), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observations of parts or equipment or created by you during the period of your employment with the Company, whether or not during working hours. The restrictions contained in this clause shall not apply to (a) any disclosure or use authorized by the Company or required in the ordinary and proper course of your


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          employment with the Company or as required by a Court or Tribunal of competent jurisdiction or as required by an appropriate regulatory authority; or (b) any information which you can demonstrate was known to you prior to the commencement of your employment with the Company or which is in the public domain other than as the result of a breach of this clause.

13.2 FORMER EMPLOYER INFORMATION. You represent that your performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or trust prior or subsequent to the commencement of your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

13.3      THIRD PARTY INFORMATION.

          (a) You recognize that the Company has received and in the future will receive confidential or proprietary Information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.

          (b) You also agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company's agreement with such third party.

14.       PROTECTION OF COMPANY'S INTERESTS

14.1      For the purposes of this Agreement.

          (a) "RELEVANT CUSTOMER" means any person, firm, Company or organization who or which at any time during the Relevant Period is or was:

                    (i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

                    (ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

                    (iii) in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which you were directly concerned or connected [or of whom or which you had personal knowledge during the Relevant Period in the course of his employment hereunder;


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          (b)       "RELEVANT GROUP COMPANY" means any Group Company (other than the Company) for which you have performed services under this Agreement or for which you have had operational or management responsibility or of which you have been a director at any time during the Relevant Period;

          (c) "RELEVANT PERIOD" means the period of 12 months immediately before the Termination Date;

          (d) "RELEVANT PRODUCTS OR SERVICES" and products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period and with which sale or supply you were directly concerned or connected or of which you had personal knowledge during the Relevant Period in the course of your employment hereunder;

          (e) "RELEVANT COUNTRY" means England, Wales, Scotland, Northern Ireland Eire or any other country, excluding the United States of America, where you have performed services under this Agreement in the Relevant Period;

          (f) "RESTRICTED PERSON" shall mean any person who, at any time in the period of 12 months prior to the termination of your employment with the Company, has been employed by the Company or who is a consultant/contractor to the Company and m either case works in a senior executive or senior technical or senior advisory capacity for the Company and who was known to or worked with you during that period;

          (g) "TERMINATION DATE" means the date on which you employment under this Agreement terminates.

14.2 You shall not during your employment or for a period of 12 months after the termination o your employment either personally or by an agent and either on your own account or for or in association with any other person directly or indirectly:

          (a) solicit or endeavor to entice away from the Company any Restricted Person induce any Restricted Person to breach their contract of employment or encourage a Restricted Person to resign; or

          (b) offer employment to, or otherwise engage or use the services of any Restricted Person.

14.3 You shall not, either personally or by an agent and either on your own account or for or in association with any other person directly or indirectly:

          (a) for a period of 12 months from the date of termination of your employment, so as to compete. with the Company or any Releyant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant

                    Customer for the sale or supply of Relevant Products or Services or endeavor to do so; or

          (b) for a period of 6 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavor to do so;

          (c) for a period of 6 months from the Termination Date in any capacity whatsoever and whether as employee, consultant, director, or shareholder (other than a minor shareholding) or otherwise carry on any business or engage in any activity in competition with the Relevant Products or Services of the Company or any relevant Group Company in any Relevant Country.

14.4 Whilst the restrictions in this Clause 14 (on which you have had an opportunity to take independent advice as you hereby acknowledge) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this Clause 14 is intended to be separate and severable. If any restriction if held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in Clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.5 Each of the restrictions set out above is a separate restriction and shall be construed as and enforceable as a separate restriction.

14.6      The parties agree that the periods referred to in clauses 14.2 sand
          14.3 above will be reduced by one day for every day during which at the Company's direction and pursuant to Clause 8 you have been excluded from the Company's premises and/or have not carried out any duties or have carried out duties other than your normal duties.

14.7 If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract, you agree that you will bring the teams of this Clause 14 and Clauses 10 and 13 to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

15.       COLLECTIVE AGREEMENTS

          In accordance with the Company's legal requirements, we confirm that no collective agreement is in force governing the terms of your employment.

16.       CHANGES TO YOUR EMPLOYMENT TERMS

          The Company reserves the right to make reasonable changes to any of your terms and conditions of employment. Minor changes will be notified in writing to you by way of general notice or otherwise, at the earliest opportunity and, in any event, not later than one month after the change. You will be given one month's notice of any significant changes by an individual written statement. You will be deemed to agree to significant


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          change by acceptance of salary on the next payment date unless any objection is made in writing.

17.       ASSIGNMENT

          The Company shall have the right to assign this Agreement to any associated Company of the Company.

18.       PREVIOUS CONTRACTS

          This Agreement will be in substitution for any other Agreement(s) between us still in force, all of which shall be deemed to have terminated by mutual consent save that the Human Resources Guide shall apply to your employment and shall be incorporated herein. In the case of any conflict, this letter shall take precedence.

2019.     CIPLINARY AND GRIEVANCE PROCEDURES

          These are set out in the Human Resources Guide.

2021.     LAW AND JURISDICTION

          This Agreement shall be governed by and construed in accordance with English law and each party to this Agreement submits to the non-exclusive jurisdiction of the English courts.

21.       Definitions

          "Group" shall mean Ask Jeeves Inc and all subsidiary companies of Ask Jeeves Inc, wherever incorporated.

In the event that the above terms are acceptable to you would you be kind enough to indicate this by signing the enclosed duplicate of this deed and returning it to Penny Scott together with the enclosed documents. By accepting this offer you warrant that you are under no employment contract, bond, confidentiality agreement or other obligation which would breach or be breached by the terms and conditions of your employment with us or encumber your performance of duties assigned to you by us, and that you have not signed or committed to any employment or consultancy duties or any other obligations which would divert your full attention from the duties assigned to you by us under this employment agreement.


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A HR Guide will be made available to you which we would require you read and sign and return to Penny Scott. This forms part of the contract but the letter shall apply if there is any inconsistency with the Human Resources Guide.

Signed on behalf of Ask Jeeves Internet Limited

        /s/ Steven Berkowitz                                         10/29/03
----------------------------------------------------            ----------------
(Name), (title)                                                  Dated



I acknowledge receipt and agree and understand the terms and conditions of this letter and hereby execute this Agreement s a Deed.

SIGNED and Delivered as a Deed              )
by                                          )        /s/ Adrian Cox     30/10/03
in the presence of:                         )

Witness: Glen Sunnergren
         -----------------------------------
Signature:  /s/ Glen Sunnergren
            --------------------------------
Name:  Glen Sunnergren
       -------------------------------------
Address:  [address]
         -----------------------------------
Dated:


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